AMENDED AND RESTATED DECLARATION OF TRUST AND AGENCY AGREEMENT

THIS AGREEMENT made effective as of the 31st day of July, 2015, notwithstanding the date of execution of this Agreement by the parties hereto.

AMONG:

MINCO MINING (CHINA) CORPORATION, a corporation existing pursuant to the laws of the People's Republic of China and having an office at Suite 1706, Tower C, Global Trade Centre 36, East Beisanhuan Road, Dongcheng District, Beijing, People's Republic of China 100013

(the "Trustee")

AND:

Yuanling Minco Mining Co. Ltd., a corporation existing pursuant to the laws of the People's Republic of China and having an office at Suite 1706, Tower C, Global Trade Centre 36, East Beisanhuan Road, Dongcheng District, Beijing, People's Republic of China 100013

("Yuanling Minco")

AND:

HUAIHUA TIANCHENG MINING LTD., a corporation existing pursuant to the laws of the People's Republic of China and having an office at Suite 1706, Tower C, Global Trade Centre 36, East Beisanhuan Road, Dongcheng District, Beijing, People's Republic of China 100013

("Huaihua Tiancheng")

AND:

MINCO SILVER CORPORATION, a corporation existing pursuant to the laws of the Province of British Columbia, Canada, and having an office at Suite 2772 – 1055 West Georgia Street, Vancouver, British Columbia, Canada

("Minco Silver")

AND:

MINCO GOLD CORPORATION, a corporation existing pursuant to the laws of the Province of British Columbia, Canada, and having an office at Suite 2772 – 1055 West Georgia Street, Vancouver, British Columbia, Canada

(the "Principal")

WHEREAS:

A.	The Trustee is a wholly-owned subsidiary of Minco Resources Limited ("Minco Resources"), a wholly-owned subsidiary of Minco Silver;

B.	The Trustee holds legal title to, and has registered in its name, a 100% equity interest in Yuanling Minco;

C.	Yuanling Minco holds legal title to, and has registered in its name, a 100% equity interest in Huaihua Tiancheng;

D.	Huaihua Tiancheng holds legal title to, and has registered in its name, a 100% interest in the Gold Bull Mountain property exploration permit located in the Yuanling County of Hunan Province, the People's Republic of China (the "Gold Mountain Property");

E.	The Trustee holds legal title to, and has registered in its name, a 100% interest in the Longnan property exploration permits, located in the Wudu district of Gansu Province, the People's Republic of China (the "Longnan Property");

F.	Pursuant to the terms of a share purchase agreement dated May 22, 2015 among the Principal, Minco Investment Holdings HK Ltd. ("Minco HK") and Minco Silver Corporation ("Minco Silver"), the Principal transferred and assigned to Minco HK all of the issued and outstanding common shares of Minco Resources;

G.	The Trustee has entered into a settlement agreement with its former joint venture partner, 208 Team, a subsidiary of China National Nuclear Corporation, regarding a mineral project in the People's Republic of China known as the Tugurige Project and pursuant to which certain settlement amounts remain owing to the Trustee by 208 Team (the "Tugurige Settlement Proceeds");

H.	Prior to the completion of the sale of the issued and outstanding shares of Minco Resources to Minco HK, Minco Resources assigned to the Principal the beneficial interest in the Gold Mountain Property, the Longnan Property and the Tugurige Settlement Proceeds (collectively, the "Trust Assets");

I.	The Trustee has agreed, effective from the date of this Agreement, to hold legal title in and to the Trust Assets, as nominee, agent and bare trustee for the sole benefit and account of the Principal as principal and beneficial owner; and

J.	This Agreement amends and restates the Declaration of Trust and Agency Agreement among the Trustee, Minco Silver and the Principal dated effective July 31, 2015 to clarify the definition of Trust Assets.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties covenant and agree as follows:

1.	Appointment

The Principal hereby appoints the Trustee as its nominee, agent and bare trustee to hold legal and registered title to the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property), together with any and all accretions, additions, accessions, substitutions and replacements thereto or therefor, for and on behalf the Principal in accordance with this Agreement, with full power to manage and deal with the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) and execute any instrument, document or encumbrance in respect of the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property), all at the direction of the Principal as principal and beneficial owner and strictly in accordance with this Agreement, and the Trustee accepts such appointment.

2.	Trustee's Agreements

The Trustee acknowledges and agrees that:

(a)	The Trustee shall hold legal title to the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) as nominee, agent and bare trustee for the sole benefit and account of the Principal as principal and beneficial owner subject to and in accordance with this Agreement;

(b)	The Trustee has and shall have no equitable or beneficial interest in the Trust Assets, and the Trustee acknowledges that the equitable and beneficial interest in the Trust Assets is vested solely and exclusively in the Principal;

(c)	Any benefit, interest, profit or advantage arising out of or accruing from the Trust Assets is and will continue to be a benefit, interest, profit or advantage of the Principal and, if received by the Trustee (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property), the Trustee shall hold such benefit, interest, profit or advantage for the sole use, benefit and advantage of the Principal and the Trustee shall account to the Principal for any money or other consideration paid to or to the order of the Trustee (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua

Tiancheng, in respect of the Gold Mountain Property) in connection with the Trust Assets as and when requested in writing by the Principal;

(d)	The Trustee shall, upon the written direction of the Principal, deal with the Trust Assets and do all acts and things in respect of the Trust Assets at the expense of and as directed by the Principal from time to time and shall assign, transfer, convey, pledge, charge, or otherwise deal with the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) or any of them at any time and from time to time in such manner as the Principal may determine, to the extent permitted under all relevant laws; without limiting the generality of the foregoing, the Trustee shall transfer legal title to the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property), or any of them, to or as directed in writing by the Principal forthwith upon the written demand of the Principal;

(e)	The Trustee shall (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property), upon and in accordance with the written direction of the Principal, act as the agent of the Principal in respect of any matter relating to the Trust Assets;

(f)	The Trustee shall not deal with the Trust Assets (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) in any way or execute any instrument, document or encumbrance in respect of the Trust Assets without the prior written direction of the Principal; and

(g)	The Trustee shall notify the Principal forthwith, upon receipt by the Trustee (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) of notice of any matter or thing in respect of the Trust Assets or any portion of the Trust Assets, including, without limitation, in respect of any tax, lien, charge or encumbrance in respect of the Trust Assets.

3.	Sale of Yuanling Minco or Huaihua Tiancheng

If the Trustee sells its interest in Yuanling Minco or Yuangling Minco sells its interest in Huaihua Tiancheng, the Trustee shall pay the Principal the amount the Trustee or Yuanling Minco receives from such sale, up to the fair market value of the Gold Mountain Property. The Trustee or Yuangling Minco shall not accept an amount less than the fair market value of the Gold Mountain Property as consideration for the sale of its interest in Yuanling Minco or Huaihua Tiancheng, respectively, unless the proposed transferee of such sale agrees to pay the Principal, upon the subsequent sale of the Gold Mountain Property by said proposed transferee, an amount equal to the difference between the fair market value of the Gold Mountain Property and the amount the Trustee or Yuanling Minco received for its interest in Yuanling Minco or Huaihua Tiancheng, respectively. All payments owed to the Principal pursuant to this Section 3 shall be made immediately upon completion of the underlying applicable sale.

4.	Sale of the Trustee

If Minco Silver sells its interest in the Trustee, Minco Silver shall pay the Principal the amount Minco Silver receives from such sale, up to the aggregate fair market value of the Trust Assets. Minco Silver shall not accept an amount less than the aggregate fair market value of the Trust Assets as consideration for the sale of its interest in the Trustee, unless the proposed transferee of such sale agrees to pay the Principal, upon the subsequent sale of any of the Trust Assets, Huaihua Tiancheng or Yuanling Minco by said proposed transferee, an amount equal to the difference between the fair market value of the Trust Assets, as applicable, and the amount Minco Silver received for its interest in the Trustee attributable to the Trust Assets, as applicable. All payments owed to the Principal pursuant to this Section 4 shall be made immediately upon completion of the underlying applicable sale.

5.	Reimbursement of Expenses

Any payments or disbursements made by the Trustee in respect of the Trust Assets in accordance with this Agreement will be made as the agent of and for the account of the Principal, as principal, and the Principal shall reimburse the Trustee for any amount reasonably and properly expended by the Trustee in connection with the Trust Assets on the written direction of the Principal.

6.	Fee

The Trustee shall not receive any fee or remuneration from the Principal for acting under this Agreement.

7.	Termination

The powers conferred on the Trustee under this Agreement will continue in force and effect until the earlier of:

(a)	The date upon which the Principal notifies the Trustee in writing that this Agreement is terminated; or

(b)	The date upon which (i) legal title to the Trust Assets has been transferred to either the Principal or a third party designated by the Principal in accordance with applicable law and upon terms accepted by the Principal in its sole discretion, or (ii) payment in full of all amounts owing pursuant to Sections 3 and 4 have been made to the satisfaction of the Principal.

Upon termination of this Agreement in accordance with the foregoing provisions, all obligations of the parties under this Agreement will be terminated except for the indemnification provisions in Section 8 which will survive indefinitely.

8.	Indemnity of the Trustee

The Principal shall indemnify and save harmless the Trustee, its agents and each of the Trustees affiliated parties, directors, officers, and employees against any and all liability, loss, cost, action, claim or expense resulting from the Trustee's holding of the legal title to or dealing with the Trust Assets as directed by the Principal from time to time, except to the extent that the same results from a fraudulent or negligent act or omission of the Trustee or if the Trustee breaches this Agreement.

9.	Guarantee of Performance

Minco Silver agrees to guarantee the performance by the Trustee (either directly, in respect of the Longnan Property and Tugurige Settlement Proceeds, or indirectly, through Huaihua Tiancheng, in respect of the Gold Mountain Property) of all of its obligations under this Agreement and agrees to be bound by and perform the terms of this Agreement as Trustee to the full extent, as may be necessary to ensure the performance in full of this Agreement.

10.	Entire Agreement

This Agreement represents the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

11.	Amendment

This Agreement may be altered or amended only by an agreement in writing signed by the parties.

12.	Enurement

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

13.	Time of Essence

Time shall be of the essence of this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the parties hereto attorn to the jurisdiction of the Courts of British Columbia.

15.	Execution of Agreement

This Agreement may be executed in several counterparts and by e-mail or facsimile, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

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IN WITNESS WHEREOF the parties have duly executed this Agreement on the day and year first above written.

MINCO MINING (CHINA)

CORPORATION

/s/ Ken Z. Cai

Ken Z. Cai, President

MINCO GOLD CORPORATION

/s/ Jennifer Trevitt

Jennifer Trevitt, Director of Corporate Affairs

HUAIHUA TIANCHENG MINING LTD.

/s/ Ken Z. Cai

Ken Z. Cai, President

MINCO SILVER CORPORATION

/s/ Jennifer Trevitt

Jennifer Trevitt, Director of Corporate Affairs

YUANLING MINCO MINING CO. LTD.

/s/ Ken Z. Cai

Ken Z. Cai, President

Signature Page to Amended and Restated Declaration of Trust and Agency Agreement